CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
FOR PROFIT NEVADA CORPORATION
(Pursuant to NRS 78.385 and 78.290, After issuance of Stock)

Filed in the Office of the
Secretary of State of the
State of Nevada
January 18, 2000
C 15324-99

1. Name of Corporation: AMERICAN SOFTWARE CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

To change the name to: AMRUS TEHCNOLOGIES, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is unanimous.

4. Signatures

/s/ Neil H. Lewis /s/ Neil H. Lewis
Neil H. Lewis, Vice President Neil H. Lewis, Secretary

State of California
County of Los Angeles

This instrument was acknowledged before me on
January 14, 2000, by Neil H. Lewis, as Vice President
as designated to sign this certificate of American
Software Corp.

/s/ R.M. Knippenberg
R.M. Knippenberg, Notary Public